EXHIBIT 3.1

FIRST ARTICLES OF AMENDMENT TO

THE ARTICLES OF AMENDMENT AND RESTATEMENT OF

TERRA PROPERTY TRUST, INC.

Terra Property Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Articles of Amendment and Restatement of the Corporation (the “Articles”) are hereby amended to provide that, immediately upon the acceptance of these First Articles of Amendment to the Articles for record (the “Effective Time”) by the SDAT, each share of Common Stock, $0.01 par value per share, of the Corporation which was issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Class B Common Stock, $0.01 par value per share.

SECOND: The Articles are hereby further amended by deleting existing Section 6.1 of Article VI in its entirety and replacing it with a new Section 6.1 of Article VI to read as follows:

Section 6.1 Authorized Shares. The Corporation has authority to issue 950,000,000 shares of stock, consisting of 450,000,000 shares of Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), 450,000,000 shares of Class B Common Stock, $0.01 par value per share (“Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $9,500,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

THIRD: The Articles are hereby further amended by deleting existing Section 6.2 of Article VI in its entirety and replacing it with a new Section 6.2 of Article VI to read as follows:

Section 6.2 Common Stock.

(a) Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. Without limiting the foregoing, except as set forth in Section 6.2(b) below or in Article VII, (i) each share of Common Stock shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as each other share of Common Stock and all provisions of the Charter applicable to the Common Stock, including, without limitation, the provisions of this Article VI and Article VII, shall apply to each class of Common Stock, and (ii) the shares of Common Stock shall rank equally, share ratably and be identical in all respects as to all matters. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

(b) On the date that is one hundred eighty (180) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of shares of Class A Common Stock for trading on a national securities exchange or such earlier date as shall be approved by the Board of Directors and set forth in a Certificate of Notice filed with the SDAT (as defined in Section 6.4) (the “First Conversion Date”), one-third of the issued and outstanding shares of Class B Common Stock shall automatically and without any action on the part of the holder thereof convert into an equal number of shares of Class A Common Stock. On the date that is three hundred sixty-five (365) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of shares of Class A Common Stock for trading on a national securities exchange or such earlier date following the First Conversion Date as shall be approved by the Board of Directors and set forth in a Certificate of Notice filed with the SDAT (the “Second Conversion Date”), one-half of the issued and outstanding shares of Class B Common Stock shall automatically and without any action on the part of the holder thereof convert into an equal number of shares of Class A Common Stock. On the date that is five hundred forty-five (545) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of shares of Class A Common Stock for trading on a national securities exchange or such earlier date following the Second Conversion Date as shall be approved by the Board of Directors and set forth in a Certificate of Notice filed with the SDAT, all of the issued and outstanding shares of Class B Common Stock shall automatically and without any action on the part of the holder thereof convert into an equal number of shares of Class A Common Stock.

FOURTH: The amendments to the Articles as set forth above have been duly advised by at least a majority of the Board of Directors and approved by the stockholders of the Corporation as required by law.

FIFTH: The total number of shares of stock that the Corporation had authority to issue immediately prior to the foregoing amendments was 500,000,000 shares of stock, consisting of 450,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $5,000,000.

SIXTH: The total number of shares of stock that the Corporation has authority to issue pursuant to the foregoing amendments is 950,000,000 shares of stock, consisting of 450,000,000 shares of Class A Common Stock, $0.01 par value per share, 450,000,000 shares of Class B Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $9,500,000.

SEVENTH: These First Articles of Amendment to the Articles shall become effective at 12:01 A.M., Eastern Time, on October 1, 2022.

EIGHTH: The undersigned acknowledges these First Articles of Amendment to the Articles to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

NINETH: Except as amended hereby, the rest and remainder of the Articles shall be and remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these First Articles of Amendment to the Articles to be executed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this 30th day of September, 2022.

ATTEST:		TERRA PROPERTY TRUST, INC.

By:	/s/ Gregory M. Pinkus	By:	/s/ Vikram S. Uppal
Name:	Gregory M. Pinkus	Name:	Vikram S. Uppal
Title:	Chief Financial Officer, Treasurer and Secretary	Title:	Chief Executive Officer

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